EXHIBIT 10.46
November 14, 2024
Dietmar Berger
Dear Dietmar,
Gilead Sciences, Inc. (the “Company” or “Gilead”) is pleased to offer you the position of Chief Medical Officer at a grade 37. In this role you will report to Gilead’s Chief Executive Officer (CEO) and Chairman, Daniel O’Day, and will have responsibility for Gilead’s Development Function, not including Cell Therapy. Subject to the approval of the Board of Directors, in this role, you will be a Section(16) Officer. You will join Gilead’s Leadership Team and will be based in our Foster City, California headquarters. We would expect you to start on January 2, 2025 or such earlier date as may be agreed to by the CEO (such date, the “Start Date”).
We are very excited about the possibility of you joining our team, and we look forward to the prospect of working with you in our innovative company. The following outlines the specific terms of our offer:
Annual Compensation. Your base salary on an annualized basis will be $1,000,000, less taxes and withholdings, payable bi-weekly.
You will be eligible to participate in the Company’s annual corporate bonus program. Your target bonus is 100% of your annual salary. Your actual bonus payout, which for 2025 will be pro-rated based on the number of days between the Start Date and December 31, 2025, can range from 0% to 200% of this target under current program terms based on your performance against your annual goals and objectives as established by the Compensation & Talent Committee of Gilead’s Board of Directors (the “Board”).
In addition to the make whole award described below, you will be eligible to participate in Gilead’s annual equity award program with the first grant to be awarded in March 2025. The current aggregate target grant date value for your annual equity awards is $4,000,000. The target grant values, and equity vehicles are reviewed on an annual basis and subject to change as determined by the Compensation & Talent Committee.
Make Whole Equity Grant. You will be awarded RSUs with a grant date value of $4,500,000, which amount reflects the value of equity awards granted by your current employer that will be forfeited (your "Make-Whole RSUs"). Your Make-Whole RSUs will vest annually over three years, commencing on the first anniversary of the grant date, subject to your continued service.
Sign-on Cash Bonus. To offset the value of your annual bonus, certain unvested equity awards forfeited from your current employer and other economic implications of your joining Gilead, you also will be eligible to receive a one-time bonus of $3,000,000 less applicable taxes and withholdings (the “Sign On Bonus”). Your Sign On Bonus will be advanced to you and reflected on your first payroll check subsequent to your Start Date. The gross amount of the Sign On Bonus, however, is not earned unless and until you have completed two years of service with the Company, except, if prior to completing two years of service, your employment is terminated by the Company as a result of a reduction in force or a merger or acquisition of the Company. In the event that your employment is terminated by you for any reason (other than your death or disability), or if your employment is terminated by the Company for any reason other than a reduction in force or merger or acquisition of the Company, and such termination occurs prior to your completion of two years of service, then the Sign On Bonus advanced to you will not be earned, and the Sign On Bonus must be repaid by you to the Company. Your repayment obligation amount, if applicable, will be equal to the Sign On Bonus advanced. Your repayment obligation, if applicable, is due in full to the Company within ninety (90) days immediately following your employment termination date. In the event of your termination of employment as a result of your death or disability, you will not be required to repay any previously paid amounts.
Notwithstanding the foregoing, in the event that during your first two years with Gilead, your employment is terminated by Gilead without Cause (as defined in the Company’s 2022 Equity Incentive Plan), you will become 100% vested in any of your remaining unvested Make-Whole RSUs and the full Sign on Bonus, subject to your execution and non-revocation of a waiver and general release of claims within the time period specified by and in the form then provided by Gilead. The Make-Whole RSUs will be subject, in all respects, to the terms and conditions of an award agreement that will be provided to you under separate cover.
Global Mobility Support. To facilitate a seamless integration into your new role, Gilead is pleased to offer comprehensive Global Mobility support. You will receive the Domestic Relocation Transfer Handbook, Tier 4 relocation assistance, designed to provide you with the necessary support and resources for a smooth relocation experience. The relocation benefits include core and flex benefits. You will be provided with 60 points to allocate towards flex benefits. In addition to your flex benefits are you eligible for twenty-four (24) months of temporary accommodations in a fully furnished corporate apartment in the new location.
Gilead also provides two options for housing support. If you choose to purchase a home, you are eligible for a mortgage subsidy to assist purchasing home in the new location by reducing the mortgage’s interest rate for a period of time. The mortgage subsidy is provided through our relocation management company, Altair for up to 3 years. The distribution is set on a total subsidy amount capped $500,000 USD. Alternatively, if you elect to rent a home, Gilead will provide you with a rental subsidy. The rental subsidy you are eligible for is $100,000 per year for two (2) years. The rental subsidy is considered taxable income and will be paid net of taxes.
Relocation expenses incurred by Gilead are conditional upon remaining an employee of Gilead for a period of twenty- four (24) consecutive months of your effective start date. If you receive relocation benefits and cancel your relocation or subsequently voluntary terminate your employment with Gilead within twenty-four (24) months of your effective start date, or the company terminates your employment for cause, as defined in the Gilead Sciences, Inc. Severance Plan, you will be required to repay the cost of relocation benefits incurred by Gilead within ninety (90) days of your final employment date as follows:
1.If termination up to 12 months from relocation date: 100%
2.If termination from 12-24 months from relocation date: 50%

Additional Benefits. The Company currently provides a comprehensive company-paid benefits package including health, dental, vision, life insurance, and long-term disability insurance plans. You are eligible for health and welfare benefits if you are a full-time employee working 20 hours or more (unless otherwise specified). You will need to enroll for medical or dental/vision within 31 days of your hire date, or you will not be eligible to enroll until the next open enrollment, unless you have a qualifying life event. Upon completion of enrollment, your coverage begins effective your date of hire.
At the next enrollment date, you will be eligible to participate in our Employee Stock Purchase Plan (“ESPP”) that offers you the opportunity to contribute up to 15% of your earnings, up to the IRS maximum, through payroll deductions to purchase Gilead stock at 85% of the lower of the closing price at the date of enrollment or purchase. ESPP enrollment occurs two times a year.
Additionally, we currently offer a 401(k) plan, which provides you with the opportunity for Pre-tax, Roth After-tax and Additional After-tax savings by deferring from 1-50% of your annual salary, subject to IRS maximums. Gilead will match 100% of your Pre-tax and/or Roth After-tax contributions to the plan up to a maximum company contribution of $15,000 per year. More detailed information regarding your benefits will be provided at your New Employee Orientation, shortly after you begin employment.
As an employee, you are covered under Gilead’s Workers Compensation insurance policy. This policy applies to all employees who become ill or injured on the job. Gilead’s Workers Compensation carrier is XL Insurance America, Inc. Claims are handled by Sedgwick, a Third-Party Administrator, at 1-855-336-0983.
You will be entitled to severance benefits in accordance with the terms and conditions of the Gilead Sciences, Inc. Severance Plan.
For your information, we have enclosed a Benefits Summary outlining Gilead's benefits programs. We will arrange for you to meet with a member of our benefits staff to review your benefits package and enroll in the various programs. Please note that, as an executive, you will not accrue paid time-off but will instead have the flexibility of taking time off at your discretion in accordance with the business needs of the corporation. Please note that the benefits described in this letter are subject to the terms and conditions of all applicable Company plans and policies. In the event there is any discrepancy between the benefit description contained in this letter and the terms of the applicable Company plan or policy, the terms of the applicable plan and policy govern.
Additional Terms. All compensation provided to you, including any cash or equity-based compensation, will be subject to Gilead’s collection of applicable withholding taxes, and Gilead will not gross-up or make you whole for any such taxes.
You understand that the Company is hiring you because of your skills and abilities, and not because of your knowledge of any confidential, proprietary, or trade secret information of any prior employer or other third party. By signing below, you acknowledge that the Company has strictly prohibited you from using or disclosing any confidential, proprietary, or trade secret information of any prior employer or third party. Upon starting employment with the Company, you will be required to sign the Company’s Confidential Information and Inventions Agreement (“CIIA”) for Employees indicating your agreement with this policy. At the termination of your employment, you will be reminded of your continuing duties under the CIIA. Please read this policy and the CIIA carefully.
You represent and warrant that you have provided the Company with complete and accurate copies of all restrictive covenant obligations and other post-employment obligations related to your employment with any prior employer or any other person or entity.
You represent and warrant that your acceptance of this offer, and your performance of the obligations herein, do not conflict with or violate the terms of any order, rule, law, regulation or other legal requirement or obligation applicable to you, including any restrictive covenant obligation and other post-employment obligation related to your employment with any prior employer or any other person or entity. Should you become aware of any reason that you cannot join or remain employed by the Company or fully execute your responsibilities for the Company, or should a former employer or any other person or entity allege that you are in violation of any obligation to such person or entity, you will immediately so notify the Company in writing. You also represent and warrant that you will abide by all contractual obligations that you may have to all prior employers or other persons or entities, including, without limitation, any customer or employee non-solicitation obligations, and that you will not retain, review or utilize any other person’s or entity’s confidential or proprietary information or trade secrets in connection with your work for the Company or share or disclose any such information with or to the Company.
For this offer to be effective, you must make every effort to secure a written waiver from your former employer of your non-competition obligations in accordance with the provisions of any non-compete provision with your former employer.
You acknowledge and agree that if any prior employer or counterparty alleges that you are in violation of any such post-employment obligations, the Company may immediately rescind its employment offer and no benefits outlined herein shall be paid or due to you; or, if you are already an employee of the Company, the Company may choose to immediately terminate your employment for cause without eligibility for severance benefits or other applicable benefits and without recourse by you.
If the Company determines that you cannot effectively carry out your duties hereunder following your start date because of any alleged obligations or restrictive covenants relating to any prior employer, or you are otherwise restricted from doing so by court order, you shall cooperate fully with the Company in defense of such allegations and prosecution of any claims against such prior employer, and the Company reserves the right to (i) place you on paid administrative leave or a similar inactive work status (with your continued eligibility to receive all pay and benefits provided for hereunder) or (ii) unpaid administrative leave (which will impact eligibility to receive certain pay and benefits provided for hereunder) or (iii) modify your job duties, responsibilities and authority for such duration until the Company determines you would be permitted to carry out your regular duties to the Company (with your continued eligibility to receive all pay and benefits provided for hereunder) in which case you shall perform such modified duties, responsibilities and authority to the best of your ability, or (iv) revoke your offer of employment (if you have not yet started employment) or terminate your employment for cause without eligibility for severance benefits or other applicable benefits and without recourse by you.

You and Gilead will also enter into Gilead's standard form of indemnification agreement with its executive officers. During your employment with Gilead and for a period of not less than six (6) years after your employment with Gilead terminates, Gilead will cover you under directors and officers liability insurance in the same amount and to the same extent as Gilead covers its other executive officers and directors.
You will also be required to fill out the electronic Employment Eligibility Verification (Form I-9). This electronic form will be sent to you via email. On your first day of employment, please bring the necessary documents that establish your identity and employment eligibility.
You agree by signing below that the Company has made no promises other than what is outlined in this letter. It contains the entire offer the Company is making to you. Our agreement can only be modified by written agreement signed by you and the Company’s representative. You also agree that should you accept a position at the Company, the employment relationship is based on the mutual consent of you and the Company. Accordingly, your employment with the Company is for no specific period of time; either you or the Company can terminate the employment relationship at will, at any time, with or without cause or advance notice. You should also note that the Company may modify wages and benefits from time to time at its discretion.
This offer of employment is effective for 7 days from the date of this letter. The offer is also contingent upon successful background and reference checks. If all of the foregoing is satisfactory, please sign and date within 7 days.
I am very confident you are the right leader for Gilead’s Development organization and look forward to working with you on the organization’s long-term success.
Sincerely,
/s/ Daniel O’Day
Daniel O'Day
CEO and Chairman
Foregoing terms and conditions hereby accepted:
Signature: /s/ Dietmar Berger
Name: Dietmar Berger
Date: November 26, 2024